Exhibit 10.1
Dated 21 March 2007
PLIVA d.d.
and
Željko Čović
AGREEMENT WITH THE
PRESIDENT OF THE MANAGEMENT BOARD
AND COO

Table of Contents

Contents		Page
1	Interpretation	2

2	Commencement of Agreement	3

3	Appointment and Duties of the COO	3

4	Hours	4

5	Interests of the COO	4

6	Location	4

7	Salary	4

8	Bonus	5

9	Stock Options	5

10	Company Car	6

11	Pension	6

12	Insurance	6

13	Expenses	7

14	Holidays	7

15	Confidentiality	7

16	Intellectual Property Rights	7

17	Termination and Suspension	8

18	Change of Control	9

19	Full and Final Settlement	9

20	Garden Leave	10

21	Restrictions after Termination of Employment	11

22	Contractual penalty	12

23	Return of Company Property	12

24	Directorships	12

25	Notices	12

26	Miscellaneous	12

     This Agreement is made effective on 1 January 2007 between:
(1)	PLIVA d.d whose registered address is Ulica grada Vukovara 49,10000, Zagreb Croatia (“PLIVA d.d.” or the “Company”); and

(2)	Željko Čović, Gajeva 59, 10000 Zagreb, Croatia (the “COO”).
This agreement records the terms on which the COO will serve and be employed by the Company.
1	Interpretation
In this agreement (and any schedules to it):
1.1	Definitions
“Agreement” means this agreement entered into by and between COO and the Company defining rights and obligations of the President of the Management Board and COO and the Company, following decisions of the Supervisory Board as of a) 13 July 2005 on appointment of the President of the Management Board for a Term; and b) 14 March 2007 on entering into this new agreement with the COO;
“Change of Control” means
(a)	the acquisition of control of the composition of the board of directors of PLIVA d.d. by a person (or group of persons acting together) not having such control as at the date of this agreement;

(b)	the acquisition of control of the exercise of more than 50 per cent of the voting rights attributable to the share capital of PLIVA d.d by a person (or group of persons acting together) not having such control as at the date of this agreement;

(c)	a merger of the Company with an entity other than a Group Company; or

(d)	the sale of the assets of PLIVA d.d. or substantially all of the assets of PLIVA d.d. to an entity not being a Group Company;
but the following do not constitute a Change of Control:
(i)	any change in the shareholders in PLIVA d.d. not within (a), (b) or (c) above;

(ii)	the winding up of PLIVA d.d. for the purpose of a reconstruction; and

(iii)	the transfer of any ownership of associated company, or of any of PLIVA d.d.’s operating assets, to another Group Company, provided that all or substantially all of the associated company or operating assets remain within the Group Company.
“Group” means PLIVA d.d. and its affiliated companies that are either directly or indirectly controlled by Barr Pharmaceuticals, Inc. (“BPI”).
“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;
“Listing Rules” means the Listing Rules made by the UK Listing Authority relevant for listing on the London Stock Exchange and Listing Rules of the Zagreb Stock Exchange, and any other listing rules of any other regulated market that may be applicable to PLIVA d.d.;
“Management Board” means the Management Board of PLIVA d.d. from time to time;

“Material Change” means the assignment to, or the withdrawal from, the COO of any duties the effect of which constitutes a material change in the COO’s job or a material reduction in his responsibilities, status or authority which is related or follows the Change of Control;
“Supervisory Board” means the Supervisory Board of PLIVA d.d. from time to time;
“Term” means the period from 09 December 2005 to 30 June 2010 for which the COO is appointed President of the Management Board of PLIVA d.d.;
“Termination Date” means the date on which this Agreement terminates; and
“ZSE” means the Zagreb Stock Exchange.
2	Commencement of Agreement

2.1	The COO is employed by the Company as of 02 June 1980 and is employed for indefinite period of time.

2.2	This Agreement will be effective from 1 January 2007 on which date the agreement dated 24 October 2005 between PLIVA d.d. and the COO (the “Superseded Agreement”) will cease to have any further force or effect, all in accordance with the Settlement Agreement between the Company and COO as of 21 March 2007.

2.3	The employment will continue under the terms of this Agreement until end of the Term, and after the Term if so determined by this Agreement.

3	Appointment and Duties of the COO

3.1	The COO will serve as President of the Management Board and Chief Operating Officer, with the roles and responsibilities as defined by the law, Articles of Association of the Company, regulations pertaining to Management Board and other by-laws of PLIVA.

3.2	The COO may also serve in any other executive capacity in any of the Group Companies as the COO and the Company agree from time to time.

3.3	The COO will:
3.3.1	devote the whole of his working time, attention and skill to performing position of the President of the Management Board and COO;

3.3.2	properly perform his duties and exercise his powers;

3.3.3	accept any offices or directorships as reasonably required by the Supervisory Board;

3.3.4	comply with all rules, regulations and policies issued by PLIVA d.d. including any handbook issued and amended by PLIVA d.d. from time to time. In the event of any inconsistency between the rules, regulations and policies of PLIVA d.d. and any Group Company the rules, regulations and policies of PLIVA d.d. shall prevail;

3.3.5	obey the reasonable and lawful directions of the Supervisory Board; and

3.3.6	use all reasonable endeavours to promote the interests and reputation of every Group Company.

3.4	The COO accepts that with his consent (which he will not unreasonably withhold or delay) the Company may require him to perform COO or other executive duties of equivalent status to those referred to at clause 3.1 for any other Group Company.

3.5	The COO will keep the Supervisory Board fully informed of his conduct of the business, finances or affairs of the Company or any other Group Company in a prompt and timely manner. He will provide information to the Supervisory Board in writing if requested.

4	Hours

The COO and the Company agree that the COO’s working time shall be regular working time in the Company, provided however that the COO will not be entitled to additional remuneration for hours worked in excess of usual business hours.

5	Interests of the COO

5.1	Subject to clause 5.2, while this Agreement is in force, the COO will not be directly or indirectly engaged or concerned in the conduct of any activity nor he will accept any directorship in any company not being a Group Company, (except as a representative of the Company or Group Companies) without first obtaining the written consent of the Supervisory Board, such consent not to be unreasonably withheld or delayed.

5.2	The COO may not hold or be interested in investments which amount to more than one per cent of the issued investments of any class of any one company whether or not those investments are listed or quoted on any recognised Stock Exchange or dealt in on the Alternative Investments Market, without first obtaining the written consent of the Supervisory Board, such consent not to be unreasonably withheld or delayed.

5.3	The COO will (and will procure that his spouse and dependent children) comply with all rules of law, including Croatian Securities Act, Criminal Law and Listing rules and any other rules or policies applicable to PLIVA d.d. or BPI from time to time in relation to the holding or trading of securities.

6	Location

The COO’s place of work will be in the seat of the Company. The COO will be required to travel abroad when necessary and to the extent the reasonable business needs require so, the COO shall also work in other PLIVA’s locations or places where PLIVA operates.

7	Salary

7.1	The Company will pay the COO a gross base salary of EUR 450,000 per annum (“Base Salary”). Salary will be paid monthly in 12 equal instalments, when all PLIVA d.d. employees’ salaries are paid, for the previous month, and the equivalent will be payable in HRK according to the average exchange rate of Croatian National Bank on the date of calculation of the salary for each particular month.

7.2	The salary referred to in clause 7.1 includes director’s fees from PLIVA d.d. and any other Group company in which the COO is required to accept a directorship from time to time.

8	Bonus

8.1	The COO shall be eligible to receive a discretionary bonus (in accordance with the decision of the Supervisory Board) for each fiscal year of the Company that commences or terminates during the term of this Agreement, of up to 50% of the Base Salary earned during such year (or such higher or lower percentage as the Supervisory Board may allow from time to time during the term of this Agreement).

8.2	In the event that the Agreement is terminated, the following provisions will apply:
8.2.1	if the Agreement is terminated by the Company (other than by reason of the COO’s misconduct or in accordance with clause 17.7) the COO shall be entitled to unpaid bonus for the year in which the COO received the notice on termination, calculated at 50% of his Base Salary then in effect and pro-rated to reflect the number of days worked in the respective year, and shall be paid in full for any accrued but unpaid bonus, and payment of any such bonus shall be made within 2 weeks after the termination date, however not before the deadline set out in 8.5. For the avoidance of doubt, COO shall not be entitled to any bonus during any notice period after receipt of the notice on termination;

8.2.2	in the event that the COO resigns, the COO will have no entitlement to any bonus which hasn’t already been granted to him;

8.2.3	in the case of termination of the Agreement by the Company under the clause 17.7 no bonus shall be payable whether for the Bonus Year in which notice was given or in respect of any previous Bonus Year where such year’s bonus had not been paid;
8.3	In the event of termination of the Agreement by the Company pursuant to clause 17.2 or 18 or the COO pursuant to clause 18, the COO’s entitlement to bonus, if any, will be calculated at 50% of his Base Salary then in effect pro-rata to the date the Company gives notice in accordance with clause 17.2 or 18 or the date on which the COO serves a Material Change notice on the Company in accordance with clause 18.

8.4	The “Bonus Year” means the financial year from 01 January to 31 December in respect of which the annual bonus is being paid. The amount of bonus calculated in accordance with the above provisions represents the gross amount.

8.5	The annual bonus shall in any case be paid within 15 days from the day of approval of annual financial reports for the previous business year by the Supervisory Board.

9	Stock Options

9.1	Grant of Stock Options

The COO shall be eligible to participate in the BPI stock incentive plan as from time to time in effect, subject to the terms and conditions of such plan; including an initial grant of 30,000 stock appreciation rights having an exercise price equal to the mean of the high and low price for BPI stock on the date of approval of this grant by the Board of Directors of BPI or a committee of the Board of Directors of BPI and for the purposes of this Agreement accepted and confirmed by the Supervisory Board, with one-third of the stock appreciation rights becoming exercisable (“vesting”) in 12 months from the date thereof (as of the date of approval of the Board of Directors of BPI), one-third of the stock appreciation rights vesting 24 months from the date thereof, and the remaining one-third of the stock appreciation rights vesting 36 months from the date thereof, provided in each case that the COO is employed by the Company on the vesting date in question, and otherwise having the same terms and conditions as set forth in the forms of tandem stock appreciation rights agreement and standalone stock appreciation rights agreement approved by the Board of Directors of BPI or a committee of the Board of Directors of BPI under the current stock incentive plan. (The stock appreciation rights will be granted with tandem (i.e., alternative) incentive stock options to the extent permitted by applicable law and any remaining stock appreciation rights will be granted as free-standing (i.e., standalone) stock appreciation rights.);

9.2	Tax

The COO will promptly pay all taxes, eventual social security contributions, duties or other levies which arise or may arise in connection with the grant, vesting or exercise of the stock options or stock appreciation rights or any cash payment made under this clause 9 or will, on demand, repay any such amounts paid by the Company or any of its affiliated entities. The COO consents to the deduction of any such amounts and authorises the Company to sell, on his behalf, sufficient shares or other securities to meet any such liability.

10	Company Car

The COO is entitled to use the Company car of AUDI A8 or similar class.

11	Pension

11.1	The Company shall pay to the COO annually gross amount equal to 15% of the Base salary to voluntarily pension fund as elected and notified to the Company by the COO, and which shall be paid in 12 equal monthly installments as long as this Agreement is in force.

11.2	The COO undertakes that, except to the extent determined by this Agreement, he will not be entitled to any other benefits related to the contribution to the pension scheme.

12	Insurance

12.1	The Company shall arrange and pay the cost for the COO insurance policy, including but not limited to life insurance, insurance for long term disease or disability, according to the Company policy in effect.

12.2	The Company shall arrange and pay the cost for the COO a private health insurance policy, in accordance with the Company’s policies.

12.3	The COO understands and agrees that if the Company provides long term illness/disability insurance and the Insurer appointed by the Company from time to time fails or refuses to provide the COO with any benefit under the insurance arrangement, the COO will have no right of action against the Company in respect of such failure or refusal.

12.4	The Company shall arrange and meet the cost of business travel insurance in respect of the COO’s performance of his duties under this Agreement. The COO’s rights and entitlements under such travel insurance will be subject to the terms of Company’s insurance cover from time to time.

13	Expenses

13.1	The Company will reimburse the COO for all reasonable expenses properly incurred by him in performing his duties under this Agreement, provided that these are incurred in accordance with Company policy from time to time.

13.2	If the COO is provided with a credit or charge card by the Company this must only be used for expenses which he incurs in performing the duties of this Agreement.

14	Holidays

The COO is entitled to 30 days’ paid holiday each year (in addition to other public holidays in Croatia) which shall be used at the latest by 30 June of the following year, after which date all unused holiday days shall lapse. The COO will pay due consideration to the operational requirements of the Company when arranging any holidays. For part years, the COO’s holiday entitlement for the year will be pro-rated to the length of his service in that year. Only 5 working days shall be calculated for the purpose of determination of duration of holiday.

15	Confidentiality

15.1	Without prejudice to the legal duties which he owes to the Company the COO agrees that he will not, except in the proper performance of his duties, copy, use or disclose to any person any of the Company’s trade secrets or confidential information. This restriction will continue to apply after the termination of the Agreement without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorised disclosure by the COO. The COO will use all reasonable endeavours to prevent the unauthorised copying use or disclosure of such information.

15.2	In the course of the Agreement the COO is likely to obtain trade secrets and confidential information belonging or relating to other Group Companies and other persons. He will treat such information as if it falls within the terms of clause 15.1 and clause 15.1 will apply with any necessary amendments to such information. If requested to do so by the Company the COO will enter into an agreement with other Group Companies and any other persons in the same terms as clause 15.1 with any amendments necessary to give effect to this provision.

15.3	Without prejudice to this clause, details of what the Company and the Group Companies regard as confidential information are set out in relevant policies of the Company and/or the Group Companies from time to time.

16	Intellectual Property Rights

16.1	In relation to each and every invention, improvement or discover (together called “the Group Company Invention”) which relates either directly or indirectly to the business of the Company or Group Company which the COO (jointly or alone) makes at any time during his employment, the COO will, subject to the Company or Group Companies complying with all statutory obligations, promptly disclose to the Company full details of all Group Company Inventions and then, as requested by the Company or Group Company and at its expense, do all things necessary or desirable to enable the Group Company (or its nominee) to exploit such Group Company Inventions for commercial purposes and to secure patent or other appropriate forms of protection for the same anywhere in the world.

Decisions as to the patenting and exploitation of any such Group Company Inventions are at the sole discretion of the Group Company.

16.2	In relation to each and every copyright work, database or design which relates either directly or indirectly to the business of the Group Company (a “Company Work”) which the COO (jointly or alone) originates, conceives, writes or makes at any time during the period of this employment, the COO acknowledges that all intellectual property rights in and to such Company Work are the property of the Group Company. At the Company’s request the COO will assign to the Company all copyright (and all and any other proprietary or similar rights) throughout the world in Company Works.

16.3	The COO agrees that (at the request and expense of the Company) he will do all things necessary or desirable to substantiate the rights of the Group Company to each and every Group Company Invention or Company Work and that he will permit he Group Company (whom he irrevocably appoints as the Company’s attorney for this purpose) to execute documents, to use the COO’s name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of each and every Group Company Invention or Company Work.

17	Termination and Suspension

17.1	The Agreement will be in force until the end of the Term unless terminated earlier by either party giving written notice in accordance with clauses 17.2, 17.5 or 18.

17.2	Either party may terminate the Employment by giving not less than 6 months’ written notice to the other.

17.3	In case the Company terminates this Agreement, in addition to the COO’s right to receive notice in accordance with clause 17.2, the COO shall be entitled to a severance payment equal to 18 months’ Base Salary (“18-months’ severance payment”) which will be paid to the COO within 4 weeks of the date of termination of the employment. This 18 months’ severance payment will only be payable if the Agreement is terminated by the Company on 6 months’ notice and will not be payable where such termination is by reason of the COO’s misconduct or in accordance with clause 17.7.

17.4	However, the Supervisory Board may accept shorter notice period in case the COO resign according to clause 17.2.

17.5	In case the COO becomes disabled from performing the duties from this Agreement (i) for a period of 60 consecutive days or 90 non-consecutive days in any period of 365 days and is likely that such disability will continue, or (ii) immediately upon occurrence of such disability becomes likely that the COO will not be able to perform his duties even after expiration of the 60 or 90 days, the Company may terminate this Agreement with the 6- months notice. In addition, the Company will pay the COO 18 months’ severance payment within 30 days after termination of the employment.

17.6	The COO’s entitlement to bonus, if any, on termination, is set out in clause 8.

17.7	The Company may terminate the Agreement with immediate effect by giving written notice if the COO:
17.7.1	commits any serious or persistent breach of his material obligations under this Agreement; or

17.7.2	is guilty of any gross misconduct or conducts himself (whether in connection with the Agreement or not) in a way which in the reasonable opinion of the Supervisory Board is harmful to PLIVA d.d. or any Group Company; or

17.7.3	is guilty of dishonesty or is convicted of an offence (other than an offence under the road traffic legislation) whether in connection with the Agreement or not, in a way which in the reasonable opinion of the Supervisory Board is harmful to PLIVA d.d. or any Group Company; or

17.7.4	commits (or is reasonably believed by the Supervisory Board to have committed) a breach of any legislation in force or Group policies which may affect or relate to the business or reputation of any Group Company; or

17.7.5	becomes of unsound mind, is bankrupted or has a receiving order made against him; or

17.7.6	becomes disqualified from being a director of a company by decision of relevant authority; or

17.7.7	fails to follow lawful direction by Supervisory Board and the Management Board;
17.8	The COO will have no claim for damages or any other remedy against the Company and Group Companies if the Agreement is terminated for any of the reasons set out in clause 17.5 or 17.7.

17.9	The Company may suspend the COO for a reasonable period from the employment on full salary and contractual benefits at any time to investigate any matter in which the COO is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings. During suspension, the COO shall not work, but is obliged to comply with the clause 15, 16 and 21 of the Agreement, and shall not undertake any action which may cause the damage to the Company or any Group Company.

18	Change of Control

In the event of a termination of the Agreement either by the Company following Change of Control (unless the Company terminates pursuant to clause 17.7) or by the COO when there is a Material Change before the end of the Term the period of notice will be 6 months. In addition, the Company shall pay the COO severance payment of the amount that is equal to 18 months Base Salary. Severance will be paid to the COO within 4 weeks of the date on which the Agreement terminates.

19	Full and Final Settlement

In the event that the COO becomes entitled to a severance payment under clauses 17.3, 17.5 or 18 of this Agreement, such payment is subject to and conditional upon the COO entering into a Settlement and Compromise Agreement with the Company and Pliva d.d. (of terms which are satisfactory to Pliva d.d.) the terms of that agreement will provide that the severance payments are made in full and final settlement of all and any claims the COO has or may have against the Company in respect of his employment by it or the termination of that employment (in addition to what he is entitled to according to this Agreement).

20	Garden Leave

20.1	The COO agrees that:
20.1.1	at any time after notice to terminate the Agreement is given by either party; or

20.1.2	if the COO purports to terminate the Agreement by resigning without giving due notice and the Company does not accept his resignation; or

20.1.3	during the last six months of the Term;

the Company may require the COO to comply with any or all of the provisions in clauses 20.2 and 20.3 below for a maximum period of six months (the “Garden Leave Period”).
20.2	The COO will not, without prior written consent of the Supervisory Board as long as he assumes position of President of the Management Board and COO, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature during the Garden Leave Period. Further, the COO will not, unless requested by the Company:
20.2.1	enter or attend the premises of the Company or any other Group Company; or

20.2.2	contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

20.2.3	contact or have any communication with any COO, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

20.2.4	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.
20.3	The Company may require the COO:
20.3.1	to comply with the provisions of clause 21; and

20.3.2	to immediately resign from any directorship which he holds in the Company, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Agreement, unless he is required to perform duties to which any such directorship relates, in which case he may retain such directorships while those duties are ongoing.
20.4	During the Garden Leave Period, the COO will be entitled to receive his salary and all contractual benefits except bonus and stock options, in accordance with the terms of this Agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be deemed to be taken by the COO during the Garden Leave Period.

20.5	All duties of the Agreement (whether express or implied), shall continue throughout the Garden Leave Period save as expressly varied by this clause.

21	Restrictions after Termination of Employment

21.1	In this clause:

“Relevant Date” means the Termination Date or, if earlier, the date on which the COO commences any Garden Leave Period; and

“Restricted Period” means the period of 9 months (less any period of Garden Leave) commencing on the Termination Date;

21.2	The COO is likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers and clients of the Group during the course of the Employment. To protect these interests of the Company, the COO agrees with the Company that he will be bound by the following covenants:
21.2.1	during the Restricted Period he will not be employed in, or carry on for his own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which, by virtue of its location or otherwise, is or is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Relevant Date provided he was concerned or involved with that business at any time during his service with the Company;

21.2.2	during the Restricted Period he will not (either on his own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who at any time during the 12 months prior to the Relevant Date was a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of whom the COO had access to confidential information or with whose custom or business the COO was personally concerned;

21.2.3	during the Restricted Period he will not (either on his own behalf or for or with any other person, whether directly or indirectly) deal with or otherwise accept in competition with the Company or any Group Company the custom of any person who was at any time during the 12 months prior to the Relevant Date a customer or client of, or in the habit of dealing with, the Company or (as the case may be) any Group Company and in respect of whom the COO had access to confidential information or with whose custom or business the COO was personally concerned;
21.3	Each of the paragraphs contained in clause 21.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

21.4	Following the Termination Date, the COO will not represent himself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed with the Company).

21.5	Any benefit given or deemed to be given by the COO to any Group Company is received and held on trust by the Company for the relevant Group Company. The COO will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

22	Contractual Penalty

In case of the breach of any provision from the clause 20 or 21 of this Agreement, the COO shall be liable to pay the Company contractual penalty equal to 24 months of the average monthly gross salary paid to him in the last three months before termination of the Agreement within 30 days from the notice of the Company that breach is made. If the COO was compensated with anything in addition to base salary after the termination date and commits breach of the clause 20 or 21 of this Agreement, he shall be liable to pay back the Company any such payment.

23	Return of Company Property

23.1	At any time during the Agreement (at the request of the Company) and in any event when the Agreement terminates, the COO will immediately return to the Company:
23.1.1	all documents and other materials (whether originals or copies) made or compiled by or delivered to the COO during the Employment and concerning all the Group Companies. The COO will not retain any copies of any materials or other information; and

23.1.2	all other property belonging or relating to any of the Group Companies.
23.2	When the Agreement terminates, the COO will upon expiration of the notice period or Garden leave, whichever is longer, return to the Company any car provided to the COO which is in the possession or under the control of the COO.

24	Directorships

24.1	The COO’s office as a director of the Company or any other Group Company is subject to the Articles of Association of the relevant company (as amended from time to time) or any other document which governs appointment of Directors to any Group Company. If the provisions of this agreement conflict with the provisions of the Articles of Association or any other governing document, the Articles of Association and the governing document will prevail.

24.2	The COO must promptly resign from any office held in any Group Company if he is asked to do so by the Company.

24.3	The termination of any directorship or other office held by the COO will not terminate the COO’s employment or amount to a breach of terms of this Agreement by the Company.

24.4	During the Employment the COO will not do anything which could cause him to be disqualified from continuing to act as a director of any Group Company.

25	Notices

Any notices given under this Agreement must be given in writing. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice to the COO must be given to him personally or sent to his last known address.

26	Miscellaneous

26.1	This Agreement may only be modified by the written agreement of the parties.

26.2	The COO cannot assign this Agreement to anyone else.

26.3	This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it.

26.4	Reference to any provision of the law shall include any of its later amendments.

26.5	Headings will be ignored in construing this agreement.

26.6	If either party agrees to waives his rights under a provision of this Agreement, that waiver will only be effective if it is in writing and it is signed by him. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

26.7	This Agreement is governed by and will be interpreted in accordance with the laws of Croatia. Each of the parties submits to the exclusive jurisdiction of the relevant Court in Zagreb as regards any claim or matter arising under this Agreement.

26.8	The Agreement is signed in four original copies in Croatian and two original copies in English, whereby the COO keep one copy of the each, and the Company keeps three copies in Croatian and one copy on English. The English version shall be prevailing for the interpretation purpose.
For and on behalf of
PLIVA d.d.

Signed	/s/ Frederick J. Killion	Signed	/s/ Željko Čović

Frederick J. Killion		Željko Čović
President of the Supervisory Board of PLIVA d.d.

Date		Date